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                                                                   Exhibit 21.1

              DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES

Entity Name                            Jurisdiction
-----------                            ------------
Registrant:

Diversified Security Solutions, Inc.      Delaware

Subsidiaries:

Henry Bros. Electronics, Inc.           New Jersey

Viscom Products, Inc.                     Delaware

Henry Bros. Electronics, Inc.           California

Henry Bros. Electronics, LLC               Arizona

National Safe of California, Inc.       California

Airorlite Communications, Inc.          New Jersey